Exhibit 107

Filing Fee Table

          S-1

(Form Type)

     Aeluma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit ($)	Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(3)	Rule 457(o)		-	$1,000,000	(1)(2)	$0.00015310		$153.10
	Equity	Common Stock, par value $0.0001 per share underlying Underwriter Warrants	Rule 457(o)		-	$50,000	(1)	$0.00015310		$7.665
	Debt convertible into equity	Convertible Notes(4)
	Equity	Common Stock underlying Convertible Notes	Rule 457(g)	544,534	2.47	$1,344,998.98		$0.00015310		$205.92
	Equity	Common Stock underlying Convertible Notes	Rule 457(g)	671,642	2.68	$1,800,000.56		$0.00015310		$275.80
	Total Offering Amounts					$4,194,999.54		$0.00015310		$642.25
	Total Fees Previously Paid								$
	Total Fee Offset								$
	Net Fee Due									$642.25

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes shares of Common Stock that may be purchased by the Underwriter pursuant to its option to purchase additional ordinary shares to cover over-allotment, if any.

(3)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional shares of Common Stock that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(4)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act